Exhibit 99.1

Capstone Turbine Corporation Announces Third Quarter Fiscal 2008 Operating Results

Overall performance best since going public in 2000; Backlog of $13.1M increased 62%; Revenue of $9.2M increased 61%; and cash burn decreased $10.2M to $3.6M compared to same period last year

CHATSWORTH, Calif.--(BUSINESS WIRE)--Capstone Turbine Corporation® (www.microturbine.com;) (NASDAQ:CPST), reported operating results for its third quarter ended December 31, 2007 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 11, 2008.

Financial Summary

Capstone’s backlog at the end of the third quarter was $13.1 million of which $11.2 million is short term (within twelve months). Total backlog increased approximately $2.7 million, or 26% from the second quarter ended September 30, 2007 and approximately $5.0 million, or 62% from the end of the same period last year.

Revenue for the third quarter ended December 31, 2007 was $9.2 million, an increase of approximately 61% from the $5.7 million reported for the same period last year and $2.0 million or 28% from the prior quarter. The increase is attributable to continued growth in the Americas, European and Asian markets.

The reported gross loss for the third quarter was $40,000, or less than 1% of revenue, compared to $500,000, or 8% of revenue for the same period last year. The improvement in gross loss from the prior year was because of increased total volume and lower warranty costs offset by lower absorption of overhead into inventory.

Research and development costs were $1.8 million for the third quarter, a decrease of $0.2 million, or 13% from the same period last year. R&D expenses are reported net of benefits from cost-sharing programs such as the United Technologies Corporation (“UTC”) funding. During the quarter $0.9 million of such funding was applied against R&D expense. There was approximately $0.5 million of such benefits from another source for the same period last year. Overall net expenses were lower primarily because of the UTC payments that were recognized against R&D expense.

Selling, general and administrative costs were $6.5 million for the third quarter, an increase of $0.1 million, or 2% from the same period last year. The increase is primarily due to increased efforts in developing worldwide distributors and the launch of the C200 and C1000 Series.

Capstone's net loss was $7.7 million, or $0.05 per share, for the third quarter, a decrease of $0.8 million from the $8.5 million loss, or $0.08 per share, reported for the same period last year.

Cash balances decreased by $3.6 million during the third quarter of fiscal 2008. As of December 31, 2007, cash and cash equivalents were $42.7 million. Cash used in operations was $3.3 million for the quarter compared to $5.4 million for the prior quarter and $13.1 million for the same period last year. Capstone benefited from achieving two milestones which generated $4.5 million of UTC funding during the quarter.

Conference Call

The Company will host a conference call today, Monday, November 11, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine™ systems to customers worldwide. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CAPSTONE TURBINE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)

	December 31,	March 31,
	2007	2007
ASSETS
Current Assets:
Cash and cash equivalents	$42,669	$60,322
Accounts receivable, net of allowance for doubtful accounts and sales returns of $819 at December 31, 2007 and $789 at March 31, 2007	6,790	3,514
Inventories	15,881	21,283
Prepaid expenses and other current assets	1,588	1,614
Total current assets	66,928	86,733
Property, plant and equipment, net	5,413	6,256
Non-current portion of inventories	2,708	3,005
Intangible asset, net and other long-term assets	844	1,009
Total	$75,893	$97,003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,021	$5,686
Accrued salaries and wages	1,217	1,434
Accrued warranty reserve	5,315	6,554
Deferred revenue	811	937
Current portion of notes payable	13	19
Other current liabilities	4,920	—
Total current liabilities	16,297	14,630
Long-term portion of notes payable	9	27
Other long-term liabilities	489	561
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 146,225,288 shares issued and 145,586,731 shares outstanding at December 31, 2007; 144,512,997 shares issued and 143,961,789 shares outstanding at March 31, 2007	146	145
Additional paid-in capital	623,400	619,423
Accumulated deficit	(563,818)	(537,270)
Treasury stock, at cost; 638,557 shares at December 31, 2007 and 551,208 shares at March 31, 2007	(630)	(513)
Total stockholders’ equity	59,098	81,785
Total	$75,893	$97,003
CAPSTONE TURBINE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$9,217	$5,715	$22,051	$15,227
Cost of goods sold	9,257	6,191	25,320	19,275
Gross loss	(40)	(476)	(3,269)	(4,048)
Operating expenses:
Research and development	1,761	2,021	6,943	7,419
Selling, general and administrative	6,462	6,366	18,263	18,342
Total operating expenses	8,223	8,387	25,206	25,761
Loss from operations	(8,263)	(8,863)	(28,475)	(29,809)
Interest income	575	410	1,931	1,608
Interest expense	—	—	—	(2)
Other income	—	—	—	1
Loss before income taxes	(7,688)	(8,453)	(26,544)	(28,202)
Provision for income taxes	—	—	2	2
Net loss	$(7,688)	$(8,453)	$(26,546)	$(28,204)
Net loss per share of common stock — Basic and Diluted	$(0.05)	$(0.08)	$(0.18)	$(0.27)
Weighted average shares used to calculate Basic and Diluted net loss per share	145,512	103,968	144,978	103,731

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
Alice Barsoomian, 818-407-3628